EXHIBIT 2.2

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN

EXCLUDED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY

ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS

AS PRIVATE AND CONFIDENTIAL.

LOCAL ASSET PURCHASE AGREEMENT

among:

Senseonics Sweden AB (hereinafter the “Purchaser Affiliate”)

Ascensia Diabetes Care Holdings AG (hereinafter the “Seller Parent”)

and

Ascensia Diabetes Care Sweden AB (hereinafter the “Seller Affiliate”)

Dated as of March 12, 2026

TABLE OF CONTENTS

Page

1.DEFINITIONS1
2.SALE AND PURCHASE OF ASSETS2
3.SWEDEN PURCHASE PRICE4
4.CLOSING; CLOSING DATE4
5.CLOSING CONDITIONS4
6.TRANSFER OF BENEFITS; COVENANTS5
7.REPRESENTATIONS AND WARRANTIES; LIMITATIONS OF LIABILITY6
8.TAXES8
9.MISCELLANEOUS8

i

THIS LOCAL ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of March 12, 2026, is by and among, ASCENSIA DIABETES CARE HOLDINGS AG, a company organized under the laws of Switzerland (hereinafter “Seller Parent”), Ascensia Diabetes Care Sweden AB, reg. no. 559024-5345, a limited liability company incorporated in Sweden, with address at Gustav III Boulevard 34, 169 73 Solna, Sweden (the “Seller Affiliate” and together with Seller Parent, the “Seller Parties”) and Senseonics Sweden AB, reg. no. 559549-6026, a limited liability company incorporated under the laws of Sweden, with address at c/o Athene Tax AB Textilgatan 31, 120 30 Stockholm, Sweden (the “Purchaser Affiliate”). Any capitalized terms used in this Agreement and not herein defined shall have the meaning assigned to such terms in the Master Purchase Agreement attached hereto as Annex A.

Preamble

A.Seller Parent, which is the ultimate parent company of the Seller Affiliate, and Senseonics, Incorporated, a Delaware corporation (hereinafter “Purchaser Parent”), the ultimate parent company of the Purchaser Affiliate have entered into a Master Asset Purchase Agreement, dated December 31, 2025 (as may be amended from time to time, the “Master Purchase Agreement”), pursuant to which, among other things, Seller Parent agreed to sell or cause one or more of its Affiliates (including Seller Affiliate), to sell to Purchaser Parent or one or more of its Affiliates (including Purchaser Affiliate), certain CGM Activities (as defined in the Master Purchase Agreement) in particular through the sale of certain assets of certain affiliates of Seller Parent.

B.Seller Affiliate owns the right, title and interest to the Specified European Assets located in Sweden representing its business (going concern) of marketing, selling and distributing the Products in Sweden (collectively, the “Sweden Purchased Assets”) and desires to sell them to Purchaser Affiliate, and Purchaser Affiliate wishes to purchase from Seller Affiliate, the Sweden Purchased Assets and, in connection therewith, Purchaser Affiliate is willing to assume the Sweden Assumed Liabilities (as defined below) (the Sweden Assumed Liabilities together with the Sweden Purchased Assets, collectively, the “Sweden Business”), in each case, upon the terms and subject to the conditions set forth in this Agreement and the Master Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement and the Master Purchase Agreement, the Parties agree as follows:

1.Definitions.

Unless otherwise expressly stated in this Agreement, terms used but not defined herein shall have the meanings assigned to them in the Master Purchase Agreement. The following terms, used in this Agreement, have the following meanings:

“Applicable Law” means any law, statute, legislation, ordinance, code, rule or regulation, including any EU regulation, treaty or international agreement, as well as any judgment, order, injunction, ruling, decision or other legally binding requirement of any court, tribunal, governmental, regulatory or supervisory authority, in each case as in force and applicable to the relevant Person from time to time.

“Closing” shall mean the consummation of the transactions set forth in Section 4 of this Agreement.

“Closing Date” shall mean the date of Closing as provided for in Section 4 of this Agreement.

“Encumbrances” shall mean any pledge (Sw. panträtt), enterprise mortgage (Sw. företagshypotek), mortgage (Sw. inteckning), security interest, encumbrance, claim, preference, right of possession, lease, tenancy, license, easement (Sw. servitut), restrictive covenant, infringement, interference, court order, proxy, option, right of first refusal, pre-emptive right, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), right of use or usufruct (Sw. nyttjanderätt), retention of title (Sw. äganderättsförbehåll), mandatory transfer right / right of first offer (Sw. hembud) and any other third party right.

“Master Purchase Agreement” has the meaning set forth in Preamble A.

“Material Adverse Change” means any event, change, circumstance or effect that, individually or in the aggregate, has a material adverse effect on the Sweden Purchased Assets.

“Purchaser Parent” has the meaning set forth in Preamble A.

“Products” shall mean the following Purchaser proprietary products currently marketed under the brand “Eversense”: (a) Eversense® CGM System (90-day product); (b) Eversense® XL CGM System (180-day product outside the US); (c) Eversense XL 2.0; and (d) extended Eversense 365-day product (Rome 1 & Rome 2).

“Seller Parent” has the meaning set forth in Preamble A.

“Sweden Assumed Liabilities” has the meaning set forth in Section 2.3.

“Sweden Business” has the meaning set forth in Preamble B.

“Sweden Excluded Assets” has the meaning set forth in Section 2.2.

“Sweden Purchased Assets” has the meaning set forth in Preamble B.

“Sweden Purchase Price” has the meaning set forth in Section 3.

“Sweden Transferred Employees” has the meaning set forth in Section 2.5.

2.Sale and Purchase of Assets.
2.1Purchased Assets. At the Closing and with effect as of the Closing Date and subject to the conditions set forth in Section 5 of this Agreement and Section 5 of the Master Purchase Agreement (Conditions Precedent to the Closings), the Seller Affiliate hereby sells, grants, conveys, transfers, assigns and delivers to the Purchaser Affiliate and the Purchaser Affiliate hereby accepts purchases, assumes and acquires from the Seller Affiliate (free and clear of all Encumbrances) all right, title and interest in and to the Sweden Purchased Assets, including such assets listed on Schedule 1, the Tender Contracts listed under Schedule 2 (the “Sweden Tender Contracts”) and the Other Sweden Transferred Contracts listed under Schedule 3 (the “Other Sweden Transferred Contracts”) (collectively with the Sweden Tender Contracts, the “Sweden Transferred Contracts”). For the avoidance of doubt, the Sweden Purchased Assets, shall also include such assets which are exclusively related to, or used by the Seller Affiliate in connection with, the operation or conduct of the Sweden Business, such assets set forth on Schedule 4.

2.2Excluded Assets. Notwithstanding anything in Section 2.1 to the contrary, Seller Affiliate is not selling, assigning, transferring, conveying, or delivering, and Purchaser Affiliate is not purchasing, acquiring, or accepting from Seller Affiliate and, for the avoidance of doubt, the Sweden Purchased Assets shall not include any of the Seller Affiliate’s assets listed under Schedule 2.2 (the “Sweden Excluded Assets”).
2.3Assumed Liabilities. Upon and subject to the terms, conditions, representations and warranties of the Seller Affiliate contained herein and the terms and conditions of the Master Purchase Agreement, including, without limitation, Section 1.4(a) of the Master Purchase Agreement (Excluded Liabilities), Section 1.9 of the Master Purchase Agreement (Transfer Taxes), Section 1.10 of the Master Purchase Agreement (European CGM Activities), Section 8.5 of the Master Purchase Agreement (Contract Matters), and Section 8.6 of the Master Purchase Agreement (Misallocated Assets), Purchaser Affiliate hereby assumes as of the Closing Date (collectively, the “Sweden Assumed Liabilities”): (i) the Liabilities and obligations under the Sweden Transferred Contracts, but (1) only to the extent arising out of obligations performed or required to be performed by Purchaser Affiliate under such Sweden Transferred Contracts after the assignment and transfer of such Sweden Transferred Contracts on the Closing (or in the case of the assignment and/or transfer after the Applicable Closing, the date of such assignment and/or transfer) and not on or before such date, (2) only to the extent such obligations do not arise from or relate to any breach by any member of the Seller Group of any provision of any of such Sweden Transferred Contracts, and (3) only to the extent such obligations do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Sweden Transferred Contracts; (ii) liabilities accruing, arising out of or relating to the conduct or operation of the Sweden Business or the ownership or use of the Sweden Purchased Assets, solely to the extent such liabilities arise or accrue after the Closing; (iii) all liabilities, costs and obligations in respect of the Sweden Transferred Employees solely on a going-forward basis after the Closing Date.
2.4Excluded Liabilities. Other than, after the Closing Date, the Sweden Assumed Liabilities as provided for in Section 2.3, the Purchaser Affiliate shall not assume, and shall have no liability for any Liabilities of the Seller Affiliate of any kind, character or description, whether accrued, absolute, contingent or otherwise, it being understood that the Purchaser Affiliate is expressly disclaiming any express or implied assumption of any Liabilities other than after the Closing Date, the Sweden Assumed Liabilities. For the avoidance of doubt, any Liabilities, claims, disputes, costs or obligations that are based upon, arise out of, relate to or result from any act, omission, event, circumstance or condition occurring or existing prior to the Closing Date shall be the sole responsibility of the Seller Affiliate, irrespective of when such Liabilities, claims or obligations are asserted, quantified, become due or payable.
2.5Transferred Employees. The Purchaser Affiliate, as a result of the succession of the business succeeds the Seller Affiliate in the contracts with all the employees allocated to the Sweden Business and who are listed in Schedule 2.5 (the “Sweden Transferred Employees”) and shall offer the Sweden Transferred Employees to transfer on terms and conditions of employment that are materially unchanged from the terms and conditions of employment applicable immediately prior to the Closing Date. The transfer shall be effectuated in accordance with Section 6b of the Swedish Employment Protection Act. If any of the employees listed in Schedule 2.5 rejects to transfer to the Purchaser Affiliate, such employees shall remain employed by the Seller Affiliate and the Seller Affiliate shall be solely responsible in relation to such employees for any liabilities and obligations.

3.Sweden Purchase Price.  As consideration for the sale, transfer, conveyance, assignment and delivery to the Purchaser Affiliate of the Sweden Purchased Assets (including for the avoidance of doubt the assumption of the Sweden Assumed Liabilities), the Purchaser Affiliate will pay (or cause to be paid) to the Seller Affiliate (or, in the case of a negative Sweden Purchase Price, the Seller Affiliate will pay or cause to be paid to the Purchaser Affiliate) at the Closing (by wire transfer of immediately available funds), the net book value of the Sweden Business calculated in accordance with Section 1.5 of the Master Purchase Agreement (Purchase Price; Payment of Purchase Price; Adjustment of Purchase Price) (the “Sweden Purchase Price”), subject to the terms, conditions and adjustments set forth therein.
4.Closing; Closing Date.  Unless otherwise designated by the Parties, the closing of the purchase of the Sweden Business by Purchaser Affiliate (the “Closing”), shall take place remotely via the exchange of documents and signatures following the satisfaction and/or waiver of all conditions to the Closing set forth in Section 5 of this Agreement and Section 5 of the Master Purchase Agreement (Conditions Precedent to the Closing) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction and/or waiver of such conditions) or at such other place, time or date as may be mutually agreed upon in writing by Seller Affiliate and Purchaser Affiliate. For purposes of this Agreement, “Closing Date” shall mean the time and date as of which the Closing actually takes place.
5.	Closing Conditions.
5.1Condition Precedent. The obligations of the Parties hereto to effect the Closing and consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing Date of all the applicable conditions set forth in Section 5 (Conditions Precedent to the Closing) of the Master Purchase Agreement and each of the following conditions:
5.1.1Completion of all information and consultation procedures with employees and relevant trade unions in accordance with the Swedish Co-Determination in the Workplace Act (1976:580) (Sw. lag om medbestämmande i arbetslivet) and the Swedish Employment Protection Act (1982:80) (Sw. lag om anställningsskydd).
5.1.2All Consents and novations required for the transfer or assignment of the Sweden Tender Contracts (the “Tender Contracts Consents”) to the Purchaser Affiliate, including any consents, approvals or novations required from contracting public authorities or other Governmental Bodies, have been obtained. The Parties undertake to cooperate in good faith to obtain the Tender Contracts Consents and to jointly: (i) contact the public contracting authorities as soon as practicable in order to verify any and all documentation and information required and/or appropriate for the obtainment of the Tender Contracts Consents; (ii) formally notify the transfer of the Sweden Business to such public contracting authorities (enclosing all the necessary and/or appropriate documentation and information) and request the Tender Contracts Consents as soon as possible after the signing of this Agreement. It being understood that, in the period between the signing of this Agreement and the obtainment of the Tender Contracts Consents, the Sweden Tender Contracts shall be performed and fulfilled by the Seller Affiliate in good faith and in the ordinary course of business consistently with past practice and in compliance with the provisions of the Transitional Service Agreement and of the Amended and Restated Existing Agreement.
5.1.3Each of the Consents required for the transfer or assignment of the Other Sweden Transferred Contracts, which Consents shall be required for those Contracts denoted as Tier 1a and Tier 1b Contracts on Schedule 3, shall have been obtained as of the Closing Date and evidence of such Consent shall be delivered to the Purchaser Affiliate and shall be in full force and effect, or in the event that such Consent is not obtained as of the Closing Date, the third party to such Other Sweden Transferred Contract shall have entered into a new Contract with Purchaser Affiliate (or Affiliate thereof) to the reasonable satisfaction of the Purchaser Affiliate on substantially similar terms.
5.1.4Order to Cash and Delivery. Purchaser Parent and Purchaser Affiliate shall have established the procedures and systems that are operational and validated to issue invoices through its enterprise resource planning (ERP) system and facilitate the delivery of the Products and related documentation to customers, and shall have established the processes and obtained all applicable Governmental Authorizations in Sweden, collectively to conduct order, billing and delivery consistent with applicable regulatory and tender requirements (the “Order to Cash and Delivery Processes”).
5.2Termination/Exclusive Remedies. The applicable termination provisions set forth in Section 6 (Termination) of the Master Purchase Agreement shall apply hereto, and the indemnification provisions in Section 7 (Indemnification, etc.) of the Master Purchase Agreement shall be the sole and exclusive legal remedy of such Party for any and all claims against the other Parties and their respective Affiliates for Damages under the Master Purchase Agreement or this Agreement; provided, however, that the foregoing sentence shall not be deemed a waiver by any Party of any right or remedy arising by reason of any claim based on any Fraud.
6.Transfer of Benefits and burdens; Covenants.
6.1Transfer of Benefits and burdens. Benefits and burdens with regard to the Sweden Business shall be transferred to the Purchaser Affiliate as of the Closing Date notwithstanding any delay in completing the formalities of title transfer under Applicable Law.
6.2Transfer of Assets and Liabilities. The Seller Affiliate shall transfer and deliver the Sweden Business to the Purchaser Affiliate on the Closing Date and the Parties hereby covenant to each other that they will execute and do (or procure to be executed and done by any other necessary party) all such things as are required pursuant to Section 8.6 (Misallocated Assets) of the Master Purchase Agreement.
6.3Cooperation Related to Transferring Employees. The Parties agree that the transfer of the Sweden Business entails a transfer of business (Sw. verksamhetsövergång) in accordance with the Swedish Employment Protection Act. All rights and obligations pursuant to employment agreements in respect of the Sweden Transferred Employees are included in the acquisition of the Sweden Business. For the avoidance of doubt, the allocation of liabilities in respect of the Sweden Transferred Employees as between the Parties shall be governed by Section 2.3 and Section 2.4, and nothing in this Section 6.3 shall be construed to expand the Purchaser Affiliate’s assumed liabilities beyond the Sweden Assumed Liabilities. From the date hereof until and after the Closing, Seller Affiliate shall cooperate in good faith with Purchaser Affiliate to facilitate the transfer of the Sweden Transferred Employees. Such cooperation between Seller Affiliate and Purchaser Affiliate shall include but not be limited to:
6.3.1Providing all required employee information and documentation to Purchaser Affiliate in a timely manner.
6.3.2Assisting with mandatory employee notifications and consultations with works councils or employee representatives.

6.3.3Executing any local transfer agreements or ancillary documents necessary to effectuate the transfer of the Sweden Transferred Employees.
6.3.4Maintaining employment terms and conditions as required by Applicable Law.
6.3.5Coordinating with Purchaser Affiliate on timing and communications to ensure compliance with statutory notice periods and consultation obligations.
6.3.6Neither the Seller Affiliate nor the Purchaser Affiliate shall take any action that would impede or delay the transfer of employees and shall promptly notify the other party of any issues or objections raised by employees, trade unions or authorities in Sweden.
6.4Order to Cash and Order to Delivery. Purchaser Parent and Purchaser Affiliate shall use commercially reasonable efforts to implement the Order to Cash and Delivery Processes on or before [***].
7.Representations and Warranties; Limitations of Liability.
7.1Representations and Warranties of the Seller Affiliate. The Seller Affiliate hereby represents and warrants to the Purchaser Affiliate as follows:
(a)The Seller Affiliate is duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation.
(b)The Seller Affiliate has the requisite corporate or similar power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Seller Affiliate of this Agreement, the performance by the Seller Affiliate of its obligations hereunder and the consummation by the Seller Affiliate of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action with respect to the Seller Affiliate, each such authorization remains in full force and effect and no other corporate proceedings on the part of the Seller Affiliate are necessary therefor.
(c)This Agreement has been duly executed and delivered by the Seller Affiliate and, assuming the due execution hereof by the Purchaser Affiliate, this Agreement constitutes a legal, valid and binding obligation of the Seller Affiliate, enforceable against the Seller Affiliate in accordance with its terms, except to the extent enforceability may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Laws affecting the rights of creditors generally.
(d)The execution and delivery of this Agreement and the performance of the transactions contemplated hereby do not conflict with or result in a breach of the Seller Affiliate’s articles of association, any resolution adopted by its shareholders or board of directors, or any Applicable Law, order, judgment, decree or agreement binding upon the Seller Affiliate.
7.2No Other Representations and Warranties of the Seller Affiliate. The Seller Affiliate has not made, and the Purchaser Affiliate has not relied on, any other expressed or implied warranties regarding the Sweden Business than those contained in Section 7.1. The Seller

Affiliate’s sole and exclusive liability in respect of the Sweden Business shall be under said representations and warranties, and the Seller Affiliate shall have no other liability in respect thereof based on any warranty or information, expressed or implied, or any other agreement, contract, statute, including under the Swedish Sale of Goods Act (Sw. Köplagen 1990:931), or pursuant to legal principles or theory or on any other ground. Without prejudice to the generality of the foregoing, the Seller Affiliate makes no warranty to the Purchaser Affiliate with respect to and shall have no liability to the Purchaser Affiliate based on any financial projection, forecast or other forward-looking statements relating to the Sweden Business.
7.3Representations and Warranties of the Purchaser Affiliate. The Purchaser Affiliate hereby represents and warrants to the Seller Affiliate as follows:
(a)The Purchaser Affiliate is duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation.
(b)The Purchaser Affiliate has the requisite corporate or similar power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser Affiliate of this Agreement, the performance by the Purchaser Affiliate of its obligations hereunder and the consummation by the Purchaser Affiliate of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action with respect to the Purchaser Affiliate, each such authorization remains in full force and effect and no other corporate proceedings on the part of the Purchaser Affiliate are necessary therefor.
(c)This Agreement has been duly executed and delivered by the Purchaser Affiliate and, assuming the due execution hereof by the Seller Affiliate, this Agreement constitutes a legal, valid and binding obligation of the Purchaser Affiliate, enforceable against the Purchaser Affiliate in accordance with its terms, except to the extent enforceability may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Laws affecting the rights of creditors generally.
(d)The execution and delivery of this Agreement and the performance of the transactions contemplated hereby do not conflict with or result in a breach of the Purchaser Affiliate’s articles of association, any resolution adopted by its shareholders or board of directors, or any Applicable Law, order, judgment, decree or agreement binding upon the Purchaser Affiliate.
7.4Representation and Warranties Subject to the Master Purchase Agreement. With respect to representations and warranties of the Seller Affiliate and the Purchaser Affiliate set forth in Sections 7.1 and 7.3 above and the representations and warranties set out in the Master Purchase Agreement, the duration and consequences of a breach thereof, the remedies of the Parties and the limitations of liability, the Master Purchase Agreement shall entirely apply to this Agreement unless otherwise stated in the Master Purchase Agreement. This Agreement shall not change, modify or alter any provision or clause of the Master Purchase Agreement.
8.Taxes. All taxes and expenses incurred in connection with the Agreement shall be paid in accordance with the allocation in the Master Purchase Agreement.

9.Miscellaneous.
9.1Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
9.2Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each Party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any Party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such Party. Neither the waiver by a Party hereto of a breach of or a default under any one or more of the provisions of this Agreement, nor the failure of a Party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
9.3Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the Parties hereto and specifically referencing this Agreement.
9.4Interpretation.
9.4.1The schedules to this Agreement are, for all intents and purposes, an integral part thereof, and, consequently, shall be binding on the Parties.
9.4.2All headings contained in this Agreement are solely for order and organization purposes and shall not entail any interpretation or limitation on the matters regulated by the provisions in which they are used.
9.4.3References to any law or regulation shall be construed as references to such law or regulation as the same may be amended, restated or replaced from time to time.
9.4.4The singular shall include the plural and vice versa.
9.4.5References to the words “include”, “including”, “in particular”, or any similar term or expression are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.
9.4.6The Parties have negotiated, drafted and assessed the rights and obligations of this Agreement jointly and with their advisers, and therefore no contra proferentem criteria shall be applicable in the interpretation of the Agreement.
9.5Assignment. The Parties shall not assign any of their rights or obligations under this Agreement whether by written agreement or by operation of Law (including by merger or sale of all or substantially all assets), without the prior written consent of the other Party; provided, however; that either party may assign any and all of its rights or obligations under this Agreement to one or more of its Affiliates without the other party’s prior written consent.
9.6Conflicts. In the event of a conflict between the provisions of this Agreement and the provisions of the Master Purchase Agreement, the Parties agree that the provisions of the Master Purchase Agreement shall prevail unless otherwise stated in the Master Purchase Agreement. Notwithstanding the foregoing, in the event of any conflict, this Agreement shall prevail with respect to Section 2.3 (Assumed Liabilities), Section 2.4 (Excluded Liabilities), Section 2.5 (Sweden Transferred Employees), Section 5 (Closing Conditions), Section 6.3 (Cooperation Related to Transferring Employees), and nothing in this Agreement or the Master Purchase Agreement shall be construed to override or limit the application of Applicable Law.
9.7Indemnification. Certain indemnification obligations of Seller Parent and Seller Affiliate, as applicable, with respect to matters arising under or relating to this Agreement are set forth on Schedule 7.2(f) of the Master Purchase Agreement, as amended. Notwithstanding anything to the contrary herein, the laws of Sweden shall apply solely to the extent necessary to determine the existence, nature, and amount of any Damages (as defined in the Master Purchase Agreement) owed to Purchaser Parent or Purchaser Affiliate pursuant to Schedule 7.2(f) and shall have no application to any procedural, administrative, or process-related aspects of any indemnification claim brought thereunder. All matters relating to indemnification procedures, processes, and dispute resolution, including without limitation the assertion, defense, settlement, and resolution of indemnification claims, shall be governed exclusively by the Master Purchase Agreement and the Laws of the State of New York, including but not limited to Section 7.5 of the Master Purchase Agreement (Exclusivity of Indemnification Remedies), Section 7.6 of the Master Purchase Agreement (Indemnification Procedures), Section 7.7 of the Master Purchase Agreement (Tax Treatment of Indemnification Payments), and Section 9.7 of the Master Purchase Agreement (Governing Law; Dispute Resolution). In no event shall Purchaser Parent or Purchaser Affiliate be entitled to recover, or shall Seller Parent or Seller Affiliate be obligated to pay, more than once for any Damages arising out of the same facts, circumstances, events, or occurrences, regardless of whether such recovery is sought under this Agreement or the Master Purchase Agreement.
9.8Governing Law.
9.8.1This Agreement is governed by and construed in accordance with the laws of Sweden, without regard to its principles of conflicts of laws.
9.8.2Any dispute, controversy or claim arising out of, or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the rules of the Arbitration Rules of the SCC Arbitration Institute. The language to be used in the arbitral proceedings shall be English. The seat of arbitration shall be Stockholm. The arbitral tribunal shall be composed of three arbitrators.
9.8.3The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Parties hereto.
9.9Counterparts. This Agreement may be executed in one or more counterparts, including via electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

Ascensia Diabetes Care Holdings AG

(two signatories required)

By: /s/ Koichiro Sato

Name: Koichiro Sato

Title: Chief Executive Officer

Ascensia Diabetes Care Holdings AG

(two signatories required)

By: /s/ Marieke Jansen
Name: Marieke Jansen

Title: General Counsel

[Signature Page to Local Asset Purchase Agreement (Sweden)]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

PURCHASER AFFILIATE:

Senseonics Sweden AB

By: /s/ Timothy T. Goodnow, Ph.D.

Name: Timothy T. Goodnow, Ph.D.

Title: Director

By: /s/ Rick Sullivan

Name: Rick Sullivan

Title: Director

[Signature Page to Local Asset Purchase Agreement (Sweden)]

Schedule 1

Sweden Purchased Assets

[***]

Schedule 2

Tender Contracts

[***]

Schedule 2.2

Sweden Excluded Assets

[***]

Schedule 2.5

Sweden Transferred Employees

[***]

Schedule 3

Other Sweden Transferred Contracts

[***]